PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                               (281) 496-1352

CARRIZO OIL & GAS, INC. ANNOUNCES FOURTH QUARTER AND ANNUAL 2003 FINANCIAL RESULTS; ANNUAL PRODUCTION, REVENUES AND EBITDA REACH RECORD LEVELS

HOUSTON, March 25, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company's financial results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter 2003 Results --

The fourth quarter 2003 results included the following highlights:

  o   Production of 1.9 Bcfe.

  o   Oil and gas revenue of $8.9 million.

  o   Net income available to common shareholders of $0.8 million.

  o   EBITDA of $5.9 million.

Revenues for the three months ended December 31, 2003 decreased four percent to $8.9 million as compared to $9.2 million during the quarter ended December 31, 2002. The decreased level of revenues was driven primarily by a 12 percent decrease in production partially offset by higher prevailing oil and natural gas prices. Production volumes during the three months ended December 31, 2003 were
1.9 Bcfe as compared to 2.1 Bcfe during the fourth quarter of 2002. Carrizo's average oil sales price increased one percent to $28.17 per barrel from $27.93 per barrel during the fourth quarter of 2002, while the average natural gas sales price increased 14 percent to $4.83 per Mcf from $4.24 per Mcf. The above prices include the effects of hedging activities.

After dividends and accretion of discount on preferred stock, the Company reported net income of $0.8 million, or $0.06 and $0.05 per basic and diluted share, respectively, for the three months ended December 31, 2003, as compared to $2.2 million, or $0.16 and $0.14 per basic and diluted share, respectively, for the same quarter during 2002.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the fourth quarter of 2003 decreased to $5.9 million, or $0.40 and $0.34 per basic and fully diluted share, respectively, as compared to $7.0 million, or $0.49 and $0.43 per basic and fully diluted share, respectively, during the fourth quarter of 2002.

The decrease in EBITDA was due mainly to the decrease in revenues and increases in lease operating and general and administrative costs.

Oil and gas operating expenses, including production taxes, increased to $1.7 million during the three months ended December 31, 2003 as compared to $1.2 million during the fourth quarter of 2002, due to higher production taxes, as a result of higher oil and gas prices, and the incremental cost of operating an increased number of wells.

Depreciation, depletion and amortization expenses ("DD&A") were $3.1 million ($1.69 per Mcfe) during the three months ended December 31, 2003 as compared to $3.2 million ($1.55 per Mcfe) during the fourth quarter of 2002. The rise in DD&A per Mcfe was primarily due to an increase in the proved property cost base from exploration and development drilling and transfers of cost from the unproved property pool.

General and administrative expenses ("G&A") increased to $1.4 million during the three months ended December 31, 2003 from $1.1 million during the same quarter of 2002. The increase in G&A was due primarily to non-recurring charges for legal and professional fees and printing costs in connection with certain special projects.

By year-end 2003, Pinnacle Gas Resources, Inc. ("Pinnacle"), a minority-owned subsidiary formed on June 23, 2003, had drilled 124 gross wells in its coalbed methane play in Wyoming. A majority of these wells were in various stages of completion, or were dewatering at year-end and, accordingly, operating losses during the early months of Pinnacle's development program were expected. As a result, using the equity method of accounting, Carrizo recorded a charge of $0.7 million (after tax), or $0.04 and $0.04 per basic and fully diluted share, respectively, during the three months ended December 31, 2003 in connection with Carrizo's equity ownership in Pinnacle's financial results for the period.

Results for the Year Ended December 31, 2003 --

The full year 2003 results included the following highlights:

  o  Record production of 7.5 Bcfe

  o  Record revenues of $38.5 million.

  o  Net income available to common shareholders of $7.2 million.

  o  Record EBITDA of $25.7 million.

Production volumes during the year ended December 31, 2003 reached a record level of 7.5 Bcfe as compared to 7.2 Bcfe during 2002. Revenues for the year ended December 31, 2003 were a record $38.5 million as compared to $26.8 million during the year ended December 31, 2002 primarily due to a 39 percent increase in the average sales price per Mcfe realized by the Company. The Company's average natural gas sales price increased 53 percent to $5.35 per Mcf from $3.50 per Mcf during 2002, while the average oil sales price increased 16 percent to $28.90 per barrel from $24.94 per barrel a year ago. The above prices include the effects of hedging activities.

After dividends, accretion of discount on dividends and the cumulative effect of change in accounting principle, the Company reported net income of $7.2 million, or $0.50 and $0.43 per basic and diluted share, respectively, for the year ended December 31, 2003, as compared to $4.2 million, or $0.30 and $0.26 per basic and diluted share, respectively, for 2002.

EBITDA in the year ended December 31, 2003 reached a record level of $25.7 million, or $1.80 and $1.54 per basic and fully diluted share, respectively, as compared to $18.2 million, or $1.28 and $1.12 per basic and fully diluted share, respectively, during the year ended December 31, 2002. The increase in EBITDA was due mainly to the increase in revenues partially offset by higher lease operating and general and administrative costs.

Oil and gas operating expenses, including production taxes, increased to $6.7 million during the year ended December 31, 2003, as compared to $4.9 million during 2002, due to a combination of higher production taxes from increased commodity prices and higher lifting costs as a result of workovers and the incremental cost of operating an increased number of wells.

DD&A expenses were $11.9 million ($1.59 per Mcfe) during year ended December 31, 2003 as compared to $10.6 million ($1.47 per Mcfe) during 2002. The increase in DD&A expense was due to an increase in the DD&A rate related to the increase to the proved property cost base from exploration and development drilling and transfers of cost from the unproved property pool and in part to higher production.

G&A expenses increased to $5.6 million during the year ended December 31, 2003 from $4.1 million during the same period of 2002. The increase in G&A was due primarily to the higher salaries for additional operational staff, executive severance expense, increased legal and professional fees related to certain special projects and higher insurance costs.

Using the equity method of accounting, Carrizo recorded a charge of $0.8 million (after tax), or $0.06 and $0.05 per basic and fully diluted share, respectively, in connection with Carrizo's equity ownership in Pinnacle's financial results for the period.

"We were very pleased with our performance in 2003, particularly regarding our record production, EBITDA and drilling success, and the additions to our exploration prospect inventory from our growing 3-D seismic database," commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "These factors, in combination with the capital we recently raised, put us in an excellent position to execute a much larger drilling program than in any previous year. We have already ramped up our drilling program with five wells currently drilling with an average working interest of 51 percent, four of which have significant targets."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to results, reserves, testing, sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.

                             CARRIZO OIL & GAS, INC.
                            STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                      THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                         DECEMBER 31,                      DECEMBER 31,
                                                               -------------------------------   --------------------------------
                                                                    2003             2002            2003              2002
                                                               --------------   --------------   --------------    --------------

Oil and natural gas revenues                                   $   8,892,967    $   9,243,094    $  38,508,067     $  26,802,440
                                                               --------------   --------------   --------------    --------------

Costs and expenses:
   Oil and natural gas operating expenses                          1,653,402        1,221,355        6,723,857         4,908,377
   Depreciation, depletion and amortization                        3,140,338        3,242,467       11,867,651        10,574,408
   General and administrative expenses                             1,364,627        1,083,584        5,638,623         4,132,979
   Accretion expense related to asset retirement obligations          12,842                -           41,518                 -
   Stock option compensation expense (benefit)                        (6,348)         (14,220)         312,889           (84,696)
                                                               --------------   --------------   --------------    --------------

Total costs and expenses                                           6,164,861        5,533,186       24,584,538        19,531,068
                                                               --------------   --------------   --------------    --------------

Operating income                                                   2,728,106        3,709,908       13,923,529         7,271,372
                                                               --------------   --------------   --------------    --------------

Equity in Pinnacle Gas Resources, Inc.                              (652,869)               -         (829,692)                -
Other income and expenses, net                                        15,251           29,268           27,717           274,098
Interest income                                                        8,351           10,912           58,603            55,148
Interest expense, net of amounts capitalized                         (61,386)          (1,190)         (77,118)           (1,190)
                                                               --------------   --------------   --------------    --------------

Income before income taxes                                         2,037,453        3,748,898       13,103,039         7,599,428
                                                               --------------   --------------   --------------    --------------

Income tax expense                                                 1,009,795        1,353,049        5,062,630         2,809,212
                                                               --------------   --------------   --------------    --------------

Net income before cumulative effect of
  change in accounting principle                                   1,027,658        2,395,849        8,040,409         4,790,216
                                                               --------------   --------------   --------------    --------------

Dividends and accretion of discount on preferred stock               189,376          173,218          740,830           588,408
                                                               --------------   --------------   --------------    --------------

Net income available to common shares before cumulative
   effect of change in accounting principle                          838,282        2,222,631        7,299,579         4,201,808
                                                               --------------   --------------   --------------    --------------

Cumulative effect of change in accounting principle                        -                -          128,374                 -
                                                               --------------   --------------   --------------    --------------

Net income available to common shares                          $     838,282    $   2,222,631    $   7,171,205     $   4,201,808
                                                               ==============   ==============   ==============    ==============

EBITDA (see table below)                                       $   5,896,537    $   6,981,643    $  25,732,041     $  18,119,878
                                                               ==============   ==============   ==============    ==============

Basic net income per common share:
  Net income before cumulative effect of
    change in accounting principle                             $        0.06    $        0.16    $        0.51     $        0.30
  Cumulative effect of change in accounting principle                   0.00             0.00            (0.01)             0.00
                                                               --------------   --------------   --------------    --------------

  Basic net income per common share                            $        0.06    $        0.16    $        0.50     $        0.30
                                                               ==============   ==============   ==============    ==============

Diluted net income per common share:
  Net income before cumulative effect of
    change in accounting principle                             $        0.05    $        0.14    $        0.44     $        0.26
  Cumulative effect of change in accounting principle                   0.00             0.00            (0.01)             0.00
                                                               --------------   --------------   --------------    --------------

Diluted net income per common share                            $        0.05    $        0.14    $        0.43     $        0.26
                                                               ==============   ==============   ==============    ==============

Basic weighted average common shares outstanding                  14,569,768       14,176,528       14,311,820        14,158,438
                                                               --------------   --------------   --------------    --------------

Diluted weighted average common shares outstanding                17,288,664       16,253,995       16,744,296        16,148,443
                                                               --------------   --------------   --------------    --------------

                                     (more)

                             CARRIZO OIL & GAS, INC.
                             CONDENSED BALANCE SHEET



                                                                  12/31/03         12/31/02
                                                               --------------   --------------
                                                                (unaudited)
ASSETS:
  Cash and cash equivalents                                    $   3,322,057     $  4,743,459
  Other current assets                                            11,003,512        9,358,716
  Net property and equipment                                     135,273,200      120,526,484
  Other assets                                                       567,755          759,524
  Investment in Pinnacle Gas Resources, Inc.                       6,636,589
                                                               --------------   --------------

TOTAL ASSETS                                                   $ 156,803,113    $ 135,388,183
                                                               ==============   ==============

LIABILITIES AND EQUITY:
  Accounts payable and accrued liabilities                     $  24,001,971    $  12,832,519
  Current maturities of long-term debt                             2,139,549        2,711,685
  Long-term notes payable                                          7,121,646       12,408,186
  Long-term subordinated notes payable                            26,991,413       25,477,844
  Deferred income taxes                                           12,479,553        7,666,048
  Other liabilities                                                  883,117        1,102,941
  Convertible participating preferred stock                        7,114,103        6,373,273
  Equity                                                          76,071,761       66,815,687
                                                               --------------   --------------

TOTAL LIABILITIES AND EQUITY                                   $ 156,803,113    $ 135,388,183
                                                               ==============   ==============

(1) Income tax expense for the three and twelve months ended December 31, 2003 includes a $964,795 and $4,882,630, respectively, provision for deferred income taxes and a $45,000 and $180,000, respectively, provision for currently payable franchise taxes. Income tax expense for the three and twelve months ended December 31, 2002 includes a $1,312,114 and $2,645,472, respectively, provision for deferred income taxes and a $40,935 and $163,740, respectivley, provision for currently payable franchise taxes.

(2) Long-term notes payable at December 31, 2003 and December 31, 2002 includes a note in the principal amount of $863,246 and $5,250,000, respectively, payable by CCBM, Inc. (a wholly-owned subsidiary of the Company) to Rocky Mountain Gas, Inc. recourse solely to CCBM, Inc.'s interests in certain undeveloped oil and natural gas leases in Wyoming and Montana. At December 31, 2003 and December 31, 2002 current maturities of long-term debt include $863,246 and $1,500,000, respectively, related to the CCBM, Inc. note.

(3) Subordinated notes payable are presented net of discounts of $342,012 and $428,079 as of December 31, 2003 and December 31, 2002, respectively.

(4) Stock option compensation expense (benefit) is a non-cash charge (benefit) resulting from the change in the price of the stock underlying employee stock options that were repriced in February 2000.

(5) In February 2002, the Company consummated the sale of $6 million of convertible participating preferred stock and warrants to purchase the Company's common stock. Convertible preferred stock is presented net of discounts.

(6) The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003, resulting in a charge of $128,374 for the quarter ended March 31, 2003 to record the cumulative effect of the change in accounting principle.

                          (more)

                             CARRIZO OIL & GAS, INC.
                              NON-GAAP DISCLOSURES
                                   (unaudited)


                                                                      THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                   DECEMBER 31,
       Reconciliation of Net Income to EBITDA                        2003           2002            2003            2002
       --------------------------------------                    ------------   ------------   -------------  -------------

Net income before cumulative effect
   of change in accounting principle                             $ 1,027,658    $ 2,395,849    $  8,040,409   $  4,790,216
                                                                 ------------   ------------   -------------  -------------

Cumulative effect of change in accounting principle                        -              -         128,374              -
                                                                 ------------   ------------   -------------  -------------

Net Income                                                       $ 1,027,658    $ 2,395,849    $  7,912,03    $  4,790,216
                                                                 ------------   ------------   -------------  -------------

Adjustments:
  Depreciation, depletion and amortization                         3,140,338      3,242,467      11,867,651     10,574,408
  Interest expense, net of amounts capitalized
    and interest income                                               53,035         (9,722)         18,515        (53,958)
  Income taxes                                                     1,009,795      1,353,049       5,062,630      2,809,212
  Equity in Pinnacle Gas Resources, Inc.                             652,869                        829,692
  Accretion expense related to asset retirement obligations           12,842              -          41,518              -
                                                                 ------------   ------------   -------------  -------------

EBITDA, as defined                                               $ 5,896,537    $ 6,981,643    $ 25,732,041   $ 18,119,878
                                                                 ============   ============   =============  =============

EBITDA per basic common share                                    $      0.40    $      0.49    $       1.80   $       1.28
                                                                 ============   ============   =============  =============

EBITDA per diluted common share                                  $      0.34    $      0.43    $       1.54   $       1.12
                                                                 ============   ============   =============  =============



                             CARRIZO OIL & GAS, INC.
                          PRODUCTION VOLUMES AND PRICES
                                   (unaudited)


Production volumes-

    Oil and condensate (Bbls)                                         87,700        139,984         450,343        401,015
    Natural gas (Mcf)                                              1,329,268      1,257,601       4,760,906      4,800,516
    Natural gas equivalent (Mcfe)                                  1,855,468      2,097,505       7,462,964      7,206,606

Average sales prices-

    Oil and condensate (per Bbl)                                 $     28.17    $     27.93    $      28.90   $      24.94
    Natural gas (per Mcf)                                        $      4.83    $      4.24    $       5.35   $       3.50
    Natural gas equivalent (per Mcfe)                            $      4.79    $      4.41    $       5.16   $       3.72


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